Albertsons Companies, Inc. Reports Fourth Quarter and Full Year Results
Boise, ID - April 24, 2019
Albertsons Companies, Inc. (the "Company") today reported results for the fourth quarter of fiscal 2018 and full year fiscal 2018, which ended February 23, 2019.
Fourth Quarter and Fiscal 2018 Highlights

•	Identical sales increased 1.1% during the fourth quarter and increased 1.0% for the full year

•	Growth in GAAP pre-tax earnings in both the fourth quarter and full year

•	Adjusted EBITDA of $727 million in the fourth quarter and $2,741 million during the full year representing over 14% growth in fiscal 2018

•	eCommerce sales growth of 52% and 83% during the fourth quarter and full year, respectively

•	Continued strong Own Brands sales penetration of 25.2% in the fourth quarter

•	Total net debt to Adjusted EBITDA ratio reduced to 3.5x at the end of fiscal 2018

"We are very pleased with the trends in our business as demonstrated by our strong results in the fourth quarter and full year," said Jim Donald, President and Chief Executive Officer. "This performance in our core four-wall business is helping fund necessary investments into the business in both the four-wall and no-wall environments. We continue to delever the balance sheet with a total net debt to Adjusted EBITDA ratio of 3.5x at the end of fiscal 2018, and have a clear path for further reduction."

Fourth Quarter of Fiscal 2018 Results
Sales and other revenue was $14.0 billion during both the 12 weeks ended February 23, 2019 ("fourth quarter of fiscal 2018") and the 12 weeks ended February 24, 2018 ("fourth quarter of fiscal 2017"). The Company's identical sales increase of 1.1% was offset by a reduction in sales related to store closures.
Gross profit margin increased to 29.0% during the fourth quarter of fiscal 2018 compared to 28.1% during the fourth quarter of fiscal 2017. The Company's gross profit margin benefited from better than expected fuel gross profit margin during the fourth quarter of fiscal 2018. Excluding the impact of fuel, gross profit margin increased 50 basis points. The increase was primarily attributable to improved shrink expense as a percentage of sales, which improved 40 basis points compared to the fourth quarter of fiscal 2017, and improved product mix, including increased Own Brands penetration.
Selling and administrative expenses increased to 26.9% of sales during the fourth quarter of fiscal 2018 compared to 26.8% of sales for the fourth quarter of fiscal 2017. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales were flat during the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017. Though selling and administrative expenses were flat as a percentage of sales, the Company benefited from lower depreciation and amortization expense and the realization of the Company's cost reduction initiatives offset by higher employee-related costs (primarily incentive pay) during the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017.
Interest expense was $168.3 million during the fourth quarter of fiscal 2018 compared to $195.6 million during the fourth quarter of fiscal 2017. The decrease in interest expense is primarily attributable to lower average outstanding borrowings compared to the fourth quarter of fiscal 2017 as a result of the Company's term loan paydown and other debt reduction during fiscal 2018. The weighted average interest rate during the fourth quarter of fiscal 2018 and the fourth quarter of fiscal 2017 was 6.5% and 6.6%, respectively, excluding amortization and write-off of deferred financing costs and original issue discount.
Income tax expense was $1.4 million during the fourth quarter of fiscal 2018 compared to an income tax benefit of $373.0 million for the fourth quarter of fiscal 2017. Income tax expense in the fourth quarter of fiscal 2018 was favorably impacted by adjustments related to a reduction in the estimated liability on uncertain tax positions in which the statute of limitations expired or claims were settled with state taxing authorities, favorable permanent adjustments related to book/tax accounting differences and a favorable adjustment to the Company's fiscal 2018 estimated annual state tax rate. The tax benefit in the fourth quarter of fiscal 2017 was primarily driven by the Company's fiscal 2017 corporate reorganization and the non-cash benefit related to the Tax Cuts and Jobs Act.
Net income was $135.6 million during the fourth quarter of fiscal 2018 compared to net income of $388.3 million during the fourth quarter of fiscal 2017.
Adjusted EBITDA was $727.2 million, or 5.2% of sales, during the fourth quarter of fiscal 2018 compared to $712.0 million, or 5.1% of sales, during the fourth quarter of fiscal 2017. The increase in Adjusted EBITDA primarily reflects the Company's identical sales performance, improvements in shrink expense and better than expected fuel margins, partially offset by higher employee-related costs (primarily incentive pay) during the fourth quarter of fiscal 2018.

Fiscal 2018 Results

Sales and other revenue increased 1.0% to $60.5 billion during the 52 weeks ended February 23, 2019 ("fiscal 2018") compared to $59.9 billion during the 52 weeks ended February 24, 2018 ("fiscal 2017"). The increase in sales was primarily driven by the Company's 1.0% increase in identical sales and higher fuel sales, partially offset by a reduction in sales related to store closures during fiscal 2018.
Gross profit margin increased to 27.9% during fiscal 2018 compared to 27.3% during fiscal 2017. Excluding the impact of fuel, gross profit margin increased 70 basis points. The increase in gross profit margin excluding the impact of fuel was primarily driven by improved shrink expense, lower advertising costs and improved product mix including increased Own Brands penetration.
Selling and administrative expenses decreased to 26.6% of sales during fiscal 2018 compared to 27.1% of sales during fiscal 2017. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 50 basis points during fiscal 2018 compared to fiscal 2017. The decrease in selling and administrative expenses as a percentage of sales was primarily driven by lower depreciation and amortization expense, higher gains related to the sale of assets and the Company's cost reduction initiatives, partially offset by an increase in employee-related costs (primarily incentive pay).
The Company recorded no goodwill impairment during fiscal 2018 compared to goodwill impairment of $142.3 million during fiscal 2017.
Interest expense was $830.8 million during fiscal 2018 compared to $874.8 million during fiscal 2017. The decrease in interest expense was primarily attributable to lower average outstanding borrowings compared to fiscal 2017 as a result of the Company's term loan paydown and other debt reduction during fiscal 2018 and lower amortization and write-off of deferred financing costs and original issue discount.
Income tax benefit was $78.9 million and $963.8 million during fiscal 2018 and fiscal 2017, respectively. The tax benefit in fiscal 2018 was primarily driven by the Company's SAB 118 adjustment of $56.9 million to complete the accounting for the Tax Cuts and Jobs Act, tax adjustments related to a reduction in the estimated liability on uncertain tax positions in which the statute of limitations expired or claims were settled with state taxing authorities, and favorable permanent adjustments related to book/tax accounting differences. The fiscal 2017 tax benefit was primarily driven by the Company's corporate reorganization, and related non-cash reversal of a valuation allowance against net deferred tax assets and benefits related to the Tax Cuts and Jobs Act.

Net income was $131.1 million during fiscal 2018 compared to net income of $46.3 million during fiscal 2017.
Adjusted EBITDA was $2.7 billion, or 4.5% of sales, during fiscal 2018 compared to $2.4 billion, or 4.0% of sales, during fiscal 2017. The increase in Adjusted EBITDA primarily reflects the Company's identical sales performance, improvements in shrink expense, higher fuel margins, and the realization of the Company's cost reduction initiatives, partially offset by higher employee-related costs (primarily incentive pay).

Liquidity, Capital Investments and Strategic Transactions
Net cash provided by operating activities was $1.7 billion during fiscal 2018 compared to $1.0 billion during fiscal 2017. The increase in cash flow from operations was primarily driven by the improvement in Adjusted EBITDA in fiscal 2018 and changes in working capital.

During fiscal 2018, the Company invested approximately $1.4 billion in capital expenditures, which included approximately $70 million related to the Safeway integration, the completion of 128 remodel projects, the opening of six new stores and investments in distribution center automation and other strategic technology upgrades.

The Company continues to execute on its long-term objective of delevering the balance sheet. During fiscal 2018, the Company reduced its principal debt balance by nearly $1.4 billion, with an approximate $1.0 billion reduction in its term loan facilities and opportunistic debt repurchases of Safeway Inc. and New Albertsons L.P. notes. The Company also successfully refinanced its term loan and asset-based loan facilities achieving extended maturities. At the end of fiscal 2018, the Company's total net debt to Adjusted EBITDA ratio was 3.5x (calculated in the table below). The Company intends to continue to use its free cash flow to reduce total leverage and improve its financial flexibility.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of February 23, 2019, the Company operated 2,269 retail stores with 1,739 pharmacies, 397 associated fuel centers, 23 dedicated distribution centers, six Plated fulfillment centers and 20 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Market Street, Pavilions, Star Market, Carrs and Haggen, as well as meal kit company Plated. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. During fiscal 2018, Albertsons Companies donated more than $262 million in support to food banks and other hunger relief agencies and supported more than 2,000 organizations through foundation grants.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA and Adjusted EBITDA (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
Net sales and other revenue	$14,016.6	$14,033.7	$60,534.5	$59,924.6
Cost of sales	9,957.9	10,085.4	43,639.9	43,563.5
Gross profit	4,058.7	3,948.3	16,894.6	16,361.1

Selling and administrative expenses	3,770.3	3,766.4	16,107.3	16,275.4
Goodwill impairment	—	—	—	142.3
Operating income (loss)	288.4	181.9	787.3	(56.6)

Interest expense, net	168.3	195.6	830.8	874.8
(Gain) loss on debt extinguishment	(0.8)	0.3	8.7	(4.7)
Other income	(16.1)	(29.3)	(104.4)	(9.2)
Income (loss) before income taxes	137.0	15.3	52.2	(917.5)

Income tax expense (benefit)	1.4	(373.0)	(78.9)	(963.8)
Net income	$135.6	$388.3	$131.1	$46.3

Margins
Gross profit	29.0%	28.1%	27.9%	27.3%
Selling and administrative expenses	26.9%	26.8%	26.6%	27.1%

Store data
Number of stores at end of quarter/year	2,269	2,318	2,269	2,318

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 23, 2019	February 24, 2018
ASSETS
Current assets
Cash and cash equivalents	$926.1	$670.3
Receivables, net	586.2	615.3
Inventories, net	4,332.8	4,421.1
Prepaid assets	316.2	368.6
Other current assets	88.7	73.3
Total current assets	6,250.0	6,148.6

Property and equipment, net	9,861.3	10,770.3
Intangible assets, net	2,834.5	3,142.5
Goodwill	1,183.3	1,183.3
Other assets	647.5	567.6
TOTAL ASSETS	$20,776.6	$21,812.3

LIABILITIES
Current liabilities
Accounts payable	$2,918.7	$2,833.0
Accrued salaries and wages	1,054.7	984.1
Current maturities of long-term debt and capitalized lease obligations	148.8	168.2
Current portion of self-insurance liability	306.8	296.0
Taxes other than income taxes	309.0	323.5
Other current liabilities	414.7	424.8
Total current liabilities	5,152.7	5,029.6

Long-term debt and capitalized lease obligations	10,437.6	11,707.6
Deferred income taxes	561.4	579.9
Long-term self-insurance liability	839.5	921.7
Other long-term liabilities	2,334.7	2,175.3

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	2.8	2.8
Additional paid-in capital	1,814.2	1,773.3
Treasury stock, at cost	(25.8)	—
Accumulated other comprehensive income	91.3	191.1
Accumulated deficit	(431.8)	(569.0)
Total stockholders' equity	1,450.7	1,398.2
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,776.6	$21,812.3

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2018	Fiscal 2017
Cash flows from operating activities:
Net income	$131.1	$46.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gain) loss on property dispositions, asset impairment and lease exit costs	(165.0)	66.7
Goodwill impairment	—	142.3
Depreciation and amortization	1,738.8	1,898.1
LIFO expense	8.0	3.0
Deferred income tax	(81.5)	(1,094.1)
Pension and post-retirement benefits expense	24.5	(0.9)
Contributions to pension and post-retirement benefit plans, net of expense	(199.3)	(21.9)
Amortization and write-off of deferred financing costs	42.7	56.1
Loss (gain) on debt extinguishment	8.7	(4.7)
Equity-based compensation expense	47.7	45.9
Other	(44.0)	104.1
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	28.8	21.7
Inventories, net	80.3	45.6
Accounts payable, accrued salaries and wages and other accrued liabilities	98.4	(158.2)
Self-insurance liabilities	(48.7)	(55.3)
Other operating assets and liabilities	17.4	(75.9)
Net cash provided by operating activities	1,687.9	1,018.8

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(148.8)
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,362.6)	(1,547.0)
Proceeds from sale of assets	1,252.0	939.2
Proceeds from sale of Casa Ley	—	344.2
Other	23.8	(56.6)
Net cash used in investing activities	(86.8)	(469.0)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,969.8	290.0
Payments on long-term borrowings	(3,082.3)	(870.6)
Payments of obligations under capital leases	(97.5)	(107.2)
Payments for debt financing costs	(27.0)	(1.5)
Payment of Casa Ley contingent value right	—	(222.0)
Employee tax withholding on vesting of phantom units	(15.3)	(17.5)
Member distribution	—	(250.0)
Purchase of treasury stock, at cost	(25.8)	—
Proceeds from financing leases	—	137.6
Other	(36.1)	(56.9)
Net cash used in financing activities	(1,314.2)	(1,098.1)

Net increase (decrease) in cash and cash equivalents and restricted cash	286.9	(548.3)
Cash and cash equivalents and restricted cash at beginning of period	680.8	1,229.1
Cash and cash equivalents and restricted cash at end of period	$967.7	$680.8

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)
(unaudited)

The following is a reconciliation of Net income to Adjusted EBITDA:

	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
Net income	$135.6	$388.3	$131.1	$46.3
Depreciation and amortization	398.0	436.1	1,738.8	1,898.1
Interest expense, net	168.3	195.6	830.8	874.8
Income tax expense (benefit)	1.4	(373.0)	(78.9)	(963.8)
EBITDA	703.3	647.0	2,621.8	1,855.4

Integration costs (1)	21.9	45.2	186.3	156.2
Acquisition-related costs (2)	7.6	11.0	73.4	61.5
Equity-based compensation expense	12.2	21.3	47.7	45.9
(Gain) loss on debt extinguishment	(0.8)	0.3	8.7	(4.7)
Net (gain) loss on property dispositions, asset impairment and lease exit costs	(1.3)	(0.1)	(165.0)	66.7
Goodwill impairment	—	—	—	142.3
LIFO (benefit) expense	(7.7)	(21.0)	8.0	3.0
Other (3)	(8.0)	8.3	(39.6)	71.6
Adjusted EBITDA	$727.2	$712.0	$2,741.3	$2,397.9
(1) Related to activities to integrate acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily includes lease adjustments related to deferred rents, deferred gains on leases, costs incurred on acquired surplus properties and gains and losses related to the sale of investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.

The following is the total net debt to Adjusted EBITDA ratio:

	Fiscal 2018	Fiscal 2017
Total debt (including capital leases)	$10,586.4	$11,875.8
Cash and cash equivalents	926.1	670.3
Total debt net of cash	9,660.3	11,205.5

Adjusted EBITDA	$2,741.3	$2,397.9

Total net debt to Adjusted EBITDA ratio	3.5	4.7